Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-194972) and Form S-8 (No.333-139356) of our reports dated March 13, 2015 relating to our audits of the consolidated financial statements of GTT Communications, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended and the effectiveness of internal control over financial reporting of GTT Communications, Inc. and Subsidiaries as of December 31, 2014, included in this Annual Report on Form 10-K of GTT Communications, Inc. for the year ended December 31, 2014.

/s/ CohnReznick LLP

March 13, 2015
Vienna, VA